EXHIBIT 10.3

SECOND AMENDMENT TO EMPLOYMENT

AGREEMENT DATED MARCH 30, 2011 BETWEEN

MTR GAMING GROUP, INC., AND JOSEPH BILLHIMER

WHEREAS, MTR Gaming Group, Inc. (“MTR”), and Joseph L. Billhimer (the “Executive”) (collectively the “Parties”), entered into an Employment Agreement (the “Agreement”) on or about March 30, 2011 securing the employment of Executive as President and General Manager of Mountaineer Park, Inc. and MTR’s Senior Vice President for Operations and Development;

WHEREAS, on or about December 1, 2011 the Parties, entered into the “First Amendment” to Executive’s contract;

WHEREAS, the Parties hereby agree to enter into a Second Amendment to the initial contract dated March, 30, 2011, amending the same as follows, as approved by, the Board’s Compensation Committee:

Section 4, DUTIES:

Beginning on or about June 1, 2013 Executive will assume the role of Acting President of MTR Gaming Group, Inc. Executive will continue to undertake all the responsibilities currently assigned to him in his role as Chief Operating Officer with the three property General Managers reporting directly to him; and

Section 5, COMPENSATION & BENEFITS:

(a) Executive’s base salary, while in the capacity of “Acting President,” shall be increased to $500,000.00 per year. The increased salary will be calculated for purposes of annual and long term incentive bonus awards; and

(e) Executive’s Change in Control provisions are being modified to include a $100,000 bonus, in addition to any other benefits Executive’s current contract and First Amendment provide.

WHEREAS, Executive will continue to serve in the role of “Acting President” during the period of time that the Board completes its evaluation of potential candidates for the position of Chief Executive Officer (“C.E.O”). Executive understands and agrees that while he is under consideration for the position of C.E.O., this temporary assignment as “Acting President of MTR” does not guarantee Executive any rights to the position(s) of President or C.E.O., nor any rights greater than exist under Executive’s March 30, 2011 employment agreement and First Amendment dated December 1, 2011 as Chief Operating Officer of the company;

WHEREAS, Executive hereby agrees that if he is not ultimately selected as the Company’s next C.E.O., his title, duties and base compensation will revert to the levels that existed prior to the execution of this Second Amendment.  Additionally, any and all modifications that arise from Executive’s assignment as “Acting President” as documented in this Amendment, including those specified in Sections 4 and 5 herein, shall be null and void for all purposes. In the event Executive is not selected as the Company’s next C.E.O. any and all payments due to Executive for any purpose will be governed by Executive’s March 30, 2011 employment agreement and First Amendment dated December 1, 2011;

WHEREAS, the Parties agree that other than the specific sections described above, all other Terms of the March 30, 2011 Agreement and First Amendment dated December 1, 2011 remain in full force and are specifically incorporated herein by reference;

WHEREFORE, the Parties intending to be legally bound and specifically agreeing to the terms of this Second Amendment hereby affix their signature below.

/S/ JOSEPH BILLHIMER	/S/ STEVEN M. BILLICK
JOSEPH BILLHIMER	STEVEN M. BILLICK
AS, CHAIRMAN OF THE BOARD
MTR GAMING GROUP, INC.

Dated: 27 May, 2013	Dated: 27 May, 2013